Exhibit 4.4

CERTIFICATE OF CORPORATE DOMESTICATION

OF ARYA SCIENCES ACQUISITION CORP II

Pursuant to Section 388

of the General Corporation Law of the State of Delaware

ARYA Sciences Acquisition Corp II, presently a Cayman Islands exempted company limited by shares (the “Company”), DOES HEREBY CERTIFY:

1.    The Company was first incorporated on February 20, 2020 under the laws of the Cayman Islands.

2.    The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware was ARYA Sciences Acquisition Corp II.

3.    The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Cerevel Therapeutics Holdings, Inc.”

4.    The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company immediately prior to the filing of this Certificate of Corporate Domestication was the Cayman Islands.

5.    The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this [●] day of [●], 2020.

ARYA SCIENCES ACQUISITION CORP II, a Cayman Islands exempted company limited by shares

By:
	Name:	Adam Stone
	Title:	Chief Executive Officer